SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1993

WWA GROUP INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	77-0443643 (IRS Employer Identification Number)

2465 West 12th Street, Suite 2, Tempe, Arizona 85281
(Address of principal executive offices)       (Zip Code)

The 2006 Benefit Plan of WWA Group, Inc.
(Full Title of the plan)

Corporation Trust Company of Nevada
6100 Neil Road, Suite 500, Reno, Nevada, 89511
(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (775) 688-3061

CALCULATION OF REGISTRATION FEE

Title of securities to	Amounts to be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered	Offering Price per	Aggregate offering	Registration
		Share *	Price *	Fee
Common Stock	2,500,000	$ 0.53	$ 1,325,000	$ 141.78

* Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the average bid and asked price of the registrant's common stock as of April 26, 2006, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The 2006 Benefit Plan of WWA Group, Inc.

Cross-Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of Part I of Form S-8 and the Section 10(a) prospectus that will be delivered to each employee, consultant, or director who participates in the 2006 Benefit Plan of WWA Group, Inc.

                    Registration Statement Headings                     Section 10(a) Prospectus Heading

Item 1.         Plan Information                                                    General Plan Information

Item 2.          Registrant Information and                                     Registrant Information and

                      Employee Plan Annual Information                        Employee Plan Annual Information

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by WWA Group, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

a.	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

b.

All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2005.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

No expert is named as preparing or certifying all or part of the Registration Statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nonetheless, the Company’s Articles of Incorporation, specifically Article V, removes the personal liability of the officers and directors to shareholders or the corporation for money damages to the extent permitted by Nevada Revised Statutes (“NRS”) Section 78.037. NRS Section 78.037 provides that a corporation may limit or remove officers’ and directors’ personal liability for breach of fiduciary duty so long as liability is not removed or limited for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or the payment of unlawful distributions.

Section 1 of Article V of the Company’s Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In actions, proceedings and suits involving an officer or director because of their being or having been an officer or director, other than actions by or in the right of the corporation, NRS Section 78.751 (the “Nevada Statute”) permits a corporation to indemnify directors or officers against actual and reasonable expenses, including attorney fees, judgments, fines and amounts paid in settlement. The Nevada Statute applies to actions, proceedings or suits whether civil, criminal, administrative or arbitrative in nature. However, unless a court directs otherwise, indemnification is permissible only if the officer or director meets the applicable standard of conduct and indemnification is proper under the circumstances. In civil cases, the standard of conduct requires the officer or director to act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company. In criminal cases, an officer or director meets the standard of conduct if they had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel designated by the board of directors, or the shareholders shall determine whether indemnification is proper under the circumstances. Termination of proceedings by judgment, order, settlement, conviction or plea of no contest or its equivalent, does not of itself establish a presumption that the officer or director did not meet the applicable standard of conduct.

In actions by or in the right of the Company, the Company may indemnify an officer or director against expenses provided he or she satisfies the applicable standard of conduct. However, the Company cannot indemnify an officer or director adjudged liable to the corporation on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the officer or director is fairly and reasonably entitled to indemnity for expenses.

In all proceedings, whether by or in the right of the Company or otherwise, the Nevada Statute requires indemnification to the extent the officer or director is successful on the merits or otherwise in defense of the proceeding or in defense of any claim, issue or matter therein. A Nevada corporation may provide, either in its articles, bylaws or agreements, that the corporation shall pay the expenses on behalf of a director or officer prior to the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay those advancements if it is ultimately determined that the officer or director is not entitled to indemnification. The Nevada Statute does not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; provided that those rights would not indemnify an officer or director against a judgment or other final adjudication adverse to the officer or director that establishes the officer’s or director’s acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Nevada Statue, Article V, Section 1 of the Company’s Bylaws, and Article V of the Company’s Articles of Incorporation.

Item 7. Exemption from Registration Claimed

No restricted securities are being re-offered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 7.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	To treat, for the purpose of determining any liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 26, 2006.

      WWA Group, Inc.

      /s/ Eric Montandon

      By: Eric Montandon

      Its: Chief Executive Officer

      /s/ Digamber Naswa

      By: Digamber Naswa

      Its: Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                  Title                              Date

/s/ Eric Montandon                                     Director                         April 26, 2006

Eric Montandon

/s/ Digamber Naswa                                   Director                         April 26, 2006

Digamber Naswa

/s/ Yogesh Saxena                                      Director                         April 26, 2006

Yogesh Saxena

/s/ Keith Lupton                                          Director                        April 26, 2006

Keith Lupton

/s/ Young Yong Wee Haut                          Director                        April 26, 2006

Young Yong Wee Huat

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Montandon with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                                                             Title                                         Date

         /s/ Eric Montandon

         Eric Montandon                                                      Director                                  April 26, 2006

         /s/ Digamber Naswa                                               Director                                  April 26, 2006

         Digamber Naswa

         /s/ Yogesh Saxena                                                  Director                                  April 26, 2006

         Yogesh Saxena

         /s/ Keith Lupton                                                     Director                                   April 26, 2006

         Keith Lupton

         /s/ Young Yong Wee Haut                                     Director                                   April 26, 2006

        Young Yong Wee Huat

INDEX TO EXHIBITS

Exhibit No.	Page No.	Description
4(i)	Attached	2006 Stock Benefit Plan of WWA Group, Inc.
4(ii)	Attached	Section 10(a) Prospectus
5,23(a)	Attached	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued
23(b)	Attached	Consent of Accountant